Exhibit 10.1

May 2, 2006

Caryl P. Shepherd
935 Sentry Ridge Crossing
Suwanee, GA 30024

Re: Termination of your employment with Global Preferred Holdings, Inc.

Dear Caryl:

In accordance with the certain agreements and letters executed by Global Preferred Holdings, Inc. (the “Company”)1 and You, (i) Employment Agreement (Chief Accounting Officer) between You and the Company dated February 1, 2002 (the “Employment Agreement”); (ii) Renewal of the Employment Agreement of Caryl P. Shepherd dated February 1, 2003; (iii) Second Renewal of Employment Agreement of Caryl P. Shepherd dated January 1, 2004; (iv) letter from the Company to you dated March 12, 2004; (v) Third Renewal of Employment Agreement of Caryl P. Shepherd effective January 1, 2005; (vi) letter from the Company to you dated January 28, 2005 and (vii) Fourth Renewal of Employment Agreement of Caryl P. Shepherd effective January 1, 2006 ((i) – (vii) collectively the “Employment Documents”), it is agreed that your employment with the Company is terminated effective May 17, 2006 (the “Separation Date”). This letter agreement (the “Agreement”) sets forth the terms under which your employment with the Company is ending. In addition, this Agreement effectively terminates the letter from the Company to you dated March 12, 2004 (the “Letter”). As we discussed, we desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you (“You” or “Your”) and the Company (collectively, the “Parties”) agree:

A.	Separation Terms

1. Separation Benefits. Provided that You satisfy the conditions of this Agreement, the Company will:

(a)	Separation Payment. On May 5, 2006, make a payment to You equal to $121,000 (the “Separation Payment”);

(b)	Annual Bonus. On May 5, 2006, make a payment to You equal to $20,000 as payment of Your 2006 annual bonus;

(c)	Additional Payment. On May 5, 2006, make a payment to You equal to $13,992 (the “Additional Payment”);

(d)	PTO. On May 5, 2006, make a payment to You equal to $4,886.54 for Your accrued unused paid time off as of the Separation Date;

(e)	Outplacement Services. Provide outplacement services from an outplacement company approved by the Company through six months following the Separation Date. All fees will be paid directly to the outplacement company; provided, however, (i) the Company shall only be obligated to pay up to $5,500 toward such fees, and (ii) all requests for fees must be submitted within thirty (30) days of Your incurrence of such outplacement fee. All requests for payment of outplacement services must be accompanied by a written invoice from the outplacement company indicating what services were rendered. The Company will only pay for reasonably necessary business expenses incurred by the outplacement company in providing the outplacement services. You acknowledge that the Company is not responsible for the quality of services provided by the outplacement company. You further acknowledge and consent to the assignment of this obligation by the Company to a trust formed for purposes of liquidating the Company.

(f)	Current and Prepaid Compensation. On May 5, 2006, make a payment to You of $3,723.08 as payment of all compensation for employment during the period of May 6 through May 17, 2006.

All payments will be subject to applicable withholdings, including taxes and Social Security. Because You will no longer be employed after the Separation Date, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company’s obligations listed in sub-paragraphs (a) – (f) above shall terminate immediately upon any breach by You of this Agreement.

2. Release. In exchange for the separation benefits stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of or relating to the Letter, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, commissions, attorneys’ fees, or any other compensation.

You agree that You are not entitled to any additional payment or benefits from the Company, including without limitation any additional payment or benefits for services through the Separation Date, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.

B.	Your Ongoing Obligations

1. Return of Company Property. You will, on the Separation Date, return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, cell phone, keys, passcards, calling cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. You will not retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company’s prior written consent.

2. Future Employment. You agree that the Company has no obligation to consider You for employment should You apply in the future.

3. Confidentiality. You acknowledge and agree that neither You nor anyone acting on Your behalf has made or shall make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page, blog or “chat room,” judicial or administrative agency or body, business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; (iii) other current employees of the Company; or (iv) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Company’s Chairman of the Board, Joseph F. Barone, or his successor, by telephone and as soon as possible thereafter in writing. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You shall inform such person or entity (a) of this confidentiality provision, and (b) to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.

4. Continuing Assistance. You agree to furnish such information and assistance to the Company as it may reasonably request in connection with (i) any claim or action brought against the Company by any third party, or (ii) other matter pertinent to the operations, liquidation or dissolution of the Company, in which You may have relevant information or knowledge, provided that such assistance will be at reasonable times, for a reasonable duration and with appropriate advance notice and with due consideration for Your incurred and documented expenses pre-approved by the Company.

C.	General Provisions

1. No Admission of Liability. This Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever, other than with respect to the payments or benefits payable by the Company as set forth in this Agreement. The Company enters into this Agreement to reach a mutual agreement concerning Your resignation from the Company.

2. Non-Disparagement. Each of the parties agrees not to make any disparaging or defamatory statements, whether written or oral, regarding the other party.

3. Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.

4. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

5. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

6. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia‘s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.

7. Entire Agreement. This Agreement constitutes the entire agreement between the Parties. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment, including, but not limited to, the Letter. Other than the terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

8. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

9. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.

10. Offer Period. You have 2 days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period.

11. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

[Signatures begin on the next page.]

If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before May 5, 2006. If the Company does not receive a signed original on or before the above-stated date, then this offer shall be revoked and You shall not be entitled to any of the separation benefits stated above.

Sincerely,
/s/ Joseph F. Barone
Joseph F. Barone
Chairman of the Board

I acknowledge the validity of this 5 page Agreement and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

/s/ Caryl P. Shepherd	May 4, 2006

Caryl P. Shepherd	Date

1 The term “Company” includes the company’s parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.